EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of January 1, 2008, between NeoMedia Technologies, Inc. a Delaware corporation (the “Company”), and Frank Pazera (the “Executive”).

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, on the terms and conditions set forth herein.

2. Term. The employment of the Executive by the Company as provided herein will commence on January 1, 2008 (the “Effective Date”) and terminate as herein provided (such period, the “Employment Period”).

3. Position, Duties and Responsibilities.

(a) Position. Effective as of the Effective Date and throughout the Employment Period, the Executive hereby agrees to serve, and the Company hereby agrees to employ, the Executive, as Chief Financial Officer of the Company, reporting to the Company’s Chief Executive Officer (the “CEO”). The Executive shall devote his best efforts and substantially all of his business time and attention to the performance of services to the Company in his capacity as an officer thereof and as may reasonably be requested by the CEO. The duties, functions, responsibilities and authority of the Executive, including those reasonably required by the CEO hereunder, shall be those as are reasonable and customary for a person serving as Chief Financial Officer of an enterprise comparable to the Company. Subject to the foregoing, the Company shall retain full direction and control of the means and methods by which the Executive performs the above services.

(b) Exclusivity. Except with the prior written approval of the CEO (which the CEO may grant or withhold in its sole and absolute discretion), the Executive, during the Employment Period, shall devote substantially all of his working time, attention and energies to the business of the Company and will not (i) accept any other employment, (ii) serve on the board of directors or similar body of any other business entity, or (iii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that is or may be competitive with, or that might place him in a competing position to, that of the Company or any of its affiliates. Notwithstanding the foregoing, the Executive may continue to engage in those activities listed on Schedule 1 provided such activities do not unreasonably interfere with the performance by the Executive of his duties as Chief Financial Officer of the Company.

(c) Conditions to Employment. The Executive has provided the Company with satisfactory proof of the Executive’s legal right to work in the United States. The Executive is not party to any contract or agreement, whether oral or in writing, that may preclude him from rendering services as an employee of the Company hereunder. In connection with, and as a condition to his employment by the Company, the Executive has executed and agrees to be bound by that certain Confidential Information and Invention Assignment Agreement with the Company attached hereto as Exhibit A.

4. Compensation and Related Matters.

(a) Salary. The Company shall pay the Executive a base salary of $200,000 per year, which shall be paid to Executive in accordance with the Company’s standard payroll practices. The Executive’s performance and salary shall be subject to review and increase consistent with the standard practices of the Company.

(b) Bonus. The Executive shall be eligible to receive a quarterly incentive bonus with a target of up to forty percent (40%) of the annual salary each calendar year (the “Bonus”). The Bonus shall be payable to the Executive in respect of his services to the Company based on the achievement of Revenue, Operating Profit, and Operating Metric objectives for 2008 as determined by the CEO and communicated to the Executive in advance of each quarter. Except as provided in the immediately following sentence, for each calendar quarter, the Bonus shall be payable as soon as practicable following the CEO’s determination in its reasonable judgment that all or any portion of the Bonus has been earned as a result of the achievement of the related performance objectives on a pro rata basis for such quarter.

(c) Stock Options.

(i) Initial Option Grant. The Executive shall be granted on the Effective Date, an option to purchase 5,000,000 shares of the Company’s Common Stock (the “Initial Option”).  The shares covered by the Initial Option, if immediately exercisable, would constitute one and one-tenth percent (1.1%) of the outstanding Common Stock of the Company on a fully diluted basis as of the date of grant. Except as otherwise provided herein, subject to the Executive’s remaining continuously employed by the Company as of each such date, the Initial Option shall vest and become exercisable with respect to twenty-five percent (25%) of the shares subject to the Initial Option the Initial Option’s date of grant, and shall become vested in equal monthly installments thereafter, such that the Initial Option is vested and exercisable with respect to one hundred percent (100%) of the shares subject to the Initial Option on the fourth year anniversary of the Initial Option’s date of grant.

(ii) Performance Option Grant. If, at the end of the Company’s 2008-2010 fiscal years, the Company has attained its agreed upon operating plan with respect to revenues and with respect to operating profit, the Executive shall be granted an option to purchase 5,000,000 shares per year (subject to appropriate capitalization adjustments) of the Company’s Common Stock (the “Performance Option”). The shares covered by the Performance Option, if immediately exercisable, would constitute one and one-tenth percent (1.1%) of the outstanding Common Stock of the Company on a fully diluted basis as of the date of grant. The Performance Option shall be granted within two (2) weeks of the Company’s filing of its Annual Report on Form 10-K for the applicable fiscal year, which shall include the Company’s annual audited financial statements for such fiscal year. For performance greater than or equal to 80% of the agreed upon performance objectives, options shall be granted on a pro rata basis (i.e. 40% of options for 80% of performance goals). The Performance Option shall be vested and exercisable as of its date of grant.

(iii) Miscellaneous. The Initial Option and the Performance Options shall be intended to qualify as “incentive stock options” within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”) to the maximum extent permitted under the applicable federal income tax rules and shall each have a per share exercise price equal to the fair market value of a share of the Company’s Common Stock as of the dates they are granted. The Initial Option and the Performance Option shall be granted under, and subject to the terms and conditions of, the Company’s 2003 and 2005 Stock Option Plans (or any successor plan(s) thereto). The specific terms of the Initial Option and the Performance Option shall be set forth in written stock option agreements between the Company and the Executive which, except as provided herein, shall be in the same form as customarily used by the Company with respect to employee stock option grants.

(d) Business Expenses. The Company shall reimburse the Executive in connection with the conduct of the Company’s business upon presentation of sufficient evidence of such expenditures consistent with the Company’s policies as in place from time to time.

(e) Other Benefits. The Executive shall be entitled to participate in or receive health, welfare, life insurance, long-term disability insurance, bonus plan and similar benefits as the Company provides generally from time to time to its senior executives, and to its employees, generally. Nothing herein is intended, or shall be construed to require the Company to institute or continue any, or any particular, plan or benefits, other than the contractual Bonus program and the contractual stock option program for the Executive described in Sections 4(b) and (c) respectively.

(f) Vacations. During the Employment Period, the Executive shall be entitled to four (4) weeks of paid vacation each year. The Executive shall also be entitled to all paid holidays given by the Company to its senior executives. The Executive agrees to utilize his vacation at such time or times as are (i) consistent with the proper performance of his duties and responsibilities hereunder and (ii) mutually convenient for the Company and the Executive.

(g) Indemnification. The Executive, in any capacity on behalf of the Company or any of its subsidiaries or affiliates, shall be entitled to exculpation, indemnification, and advancement of expenses to the fullest extent not prohibited by Delaware or other applicable law. The Executive shall also be entitled to coverage under each directors’ and officers’ liability insurance policy, if any, maintained by or on behalf of the Company’s directors and officers. If, not currently available, The Company will adopt such plan within 90 days of the Executives start date.

5. Termination. The Executive’s employment hereunder shall be terminated, or may be terminated, as the case may be, under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Cause. The Company may terminate the Executive’s employment hereunder for “Cause.” Cause shall mean (i) Employee’s breach of any of the material terms of this Agreement and the failure by the Executive to cure or remedy such breach within thirty (30) days after receipt by the Executive of written notice from the CEO specifying the breach, (ii) his conviction of a crime involving moral turpitude or constituting a felony under the laws of any state, the District of Columbia or of the United States, or (iii) his willful, intentional and material misconduct in the performance of his duties hereunder, including without limitation, his willful and intentional failure or refusal to carry out any proper direction by the CEO with respect to the services to be rendered by him hereunder or the manner of rendering such services or his habitual neglect of his duties as an officer of the Company, which misconduct or neglect, if capable of cure in the CEO’s reasonable judgment, shall continue after receipt of written notice from the Company, specifying the alleged misconduct.

(c) Employment-At-Will/Termination for Any Reason. The Executive hereby agrees that the Company may dismiss him under this Section 5 without regard (i) to any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (ii) to any statements made to the Executive, whether made orally or contained in any document, pertaining to the Executive’s relationship with the Company. Notwithstanding anything to the contrary contained herein, the Executive’s employment with the Company is not for any specified term and may be terminated by the Company at any time by delivery of a Notice of Termination, for any reason, with or without Cause, without liability except with respect to the payments provided for by Section 5 below.

(d) Termination by the Executive for Good Reason. The Executive may terminate his employment hereunder for “Good Reason”. Good Reason shall mean (i) any reduction in the amount of the Executive’s base salary or aggregate incentive compensation opportunities (inclusive of the Bonus) which reduction may also occur pursuant to any assignment of performance goals and corresponding awards which are inconsistent with prior performance goals and awards, (ii) any significant reduction in the aggregate value of the Executive’s benefits as such benefits may be increased from time to time (unless such reduction is pursuant to a general change in benefits applicable to all similarly situated employees of the Company), (iii) any material breach by the Company of this Agreement or other written agreement with the Executive and the failure to cure or remedy such breach within thirty (30) days after receipt by the Company of written notice from the Executive, or (iv) any of (A) assignment to the Executive of any duties materially inconsistent with his status as Chief Financial Officer of the Company, (B) the removal of the Executive from the office of Chief Financial Officer or (C) a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the Executive’s position with the Company.

(e) Voluntary Resignation. The Executive may voluntarily resign his position and terminate his employment with the Company at any time by delivery of a written notice of resignation to the Company (the “Notice of Resignation”). The Notice of Resignation shall set forth the date such resignation shall become effective (the “Date of Resignation”), which date shall, in any event, be at least sixty (60) days and no more than ninety (90) days from the date the Notice of Resignation is delivered to the Company.

(f) Notice. Any termination of the Executive’s employment by the Company or by the Executive for Good Reason shall be communicated by written Notice of Termination to the Executive or the Company, as applicable. For purposes of this Agreement, a “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(g) “Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death and (ii) if the Executive’s employment is terminated pursuant to subsections (b), (c) (d) or (e) above, the date specified in the Notice of Termination or Notice of Resignation, as applicable.

(h) Termination Obligations.

(i) The Executive hereby acknowledges and agrees that all personal property and equipment furnished to, or prepared by, the Executive in the course of, or incident to, his employment, belongs to the Company and shall be promptly returned to the Company upon termination of the Employment Period. “Personal Property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company. Following termination, the Executive will not retain any written or other tangible material containing any proprietary information of the Company.

(ii) Upon termination of the Employment Period, the Executive shall be deemed to have resigned from all offices, including his position as a director of the Company if applicable, then held with the Company or any affiliate.

(iii) Upon termination of the Employment Period, this Agreement shall expire, subject to fulfillment by the Executive and the Company of their respective obligations upon termination provided for herein.

6. Compensation Upon Termination.

(a) Terminations other than by the Company Without Cause or by the Executive For Good Reason. If the Executive’s employment shall terminate for any reason other than as a result of (i) the Company’s termination of the Executive’s employment without Cause pursuant to Section 5(c) hereof or (ii) the Executive’s termination of his employment for Good Reason pursuant to Section 5(d) hereof, the Company shall promptly pay the Executive (i) his salary through the Date of Termination.

(b) Terminations by the Executive For Good Reason. If the Executive terminates his employment for Good Reason pursuant to Section 5(d) hereof, the Company shall, promptly pay the Executive in a single lump sum an amount equal to six (6) months of the salary payable to the Executive pursuant to and in accordance with Section 4(a) hereof. In addition, in the event of the Executive’s termination of employment for Good Reason, the Company shall cause the Initial Option and Performance Options to immediately become vested and exercisable. Finally, the Company shall also promptly pay to the Executive the amounts described in Section 6(a) as if the Executive’s employment had terminated for reasons other than by the Executive for Good Reason.

(c) Termination by the Company Without Cause. If the Company shall terminate the Executive’s employment without Cause pursuant to Section 5(c) hereof, the Company shall promptly pay the Executive in a single lump sum an amount equal to eighteen (18) months of the salary payable to the Executive pursuant to and in accordance with Section 4(a) hereof. In addition, the Company shall cause one half (½) of any remaining portion of the Unvested Initial Option to immediately become vested and exercisable.

(d) For purposes of this Agreement, “Change in Control” shall mean (i) a sale, lease or other disposition, in one transaction or a series of transactions, of all or substantially all of the assets of the Company, (ii) a merger or consolidation in which the Company is not the surviving entity or if the Company is the surviving entity, as a result of which the shares of the Company’s capital stock are converted into or exchanged for cash, securities of another entity, or other property, unless (in any case) the holders of the Company’s outstanding shares of Common Stock immediately before the transaction own more than 50% of the combined voting power of the outstanding securities of the Company immediately after that transaction, (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, (iv) the Company’s stockholders approve a plan or proposal to liquidate or dissolve the Company.

7. Restrictive Covenants.

(a) Definitions.

(i) The term “Company” for purposes of Section 7 of this Agreement shall mean NeoMedia Technologies, Inc., a Delaware corporation, and its affiliated and related entities including, but not limited to, all of NeoMedia Technologies, Inc.’s subsidiaries and joint venturers. It is understood that any affiliated or related entities of NeoMedia Technologies, Inc. are intended third-party beneficiaries of the provisions of this Agreement.

(ii) The term “Confidential Information” shall include, but not be limited to, (a) Customer lists and Prospective Customer lists; specific information on Customers and Prospective Customers (including information on purchasing preferences, credit information, and pricing), pricing lists (including item and Customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; pricing methods and strategies; computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; future Company business plans; project files; design systems; information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about the Company’s executive officers and directors; and (b) any information that is of value or significance to the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of the Company nor intended by the Company for general dissemination. Confidential Information shall not include any (1) information known generally to the public (other than as a result of unauthorized disclosure by the Executive), (2) information that became available from a third party source and such source is not bound by a confidentiality agreement, or (3) any information not otherwise considered by the CEO to be Confidential Information.

(iii) The term “Customer” shall mean any person or entity which has purchased goods, products or services from the Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason.

(iv) The phrase “directly or indirectly” shall include the Executive either on his own account, or as a partner, owner, promoter, joint venturer, employee, agent, consultant, advisor, manager, executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

(v) The term “Non-Compete Period” shall mean the Employment Period and the thirty-six (36) months immediately following termination of the Executive’s employment with the Company for whatever reason.

(vi) The term “Prospective Customer” shall mean any person or entity which has purchased goods, Products or services from the Company, entered into any contract for Products or services with the Company, and/or entered into any contract for the distribution of any Products or services with the Company within the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason.

(vii) The term “Restricted Area” shall include any geographical location anywhere in the world where Executive has been assigned to perform services on behalf of Company during the Employment Period and where the Company, its affiliates or subsidiaries either (a) is engaged in business, and (b) has evidenced an intention to engage in business.

(viii) The term “Vendor” shall mean any supplier, person or entity from which the Company has purchased Products or services during the one (1) year immediately preceding the termination of the Executive’s employment with the Company for whatever reason.

(b) Non-Competition. During the Employment Period and Non-Compete Period, in the Restricted Area, the Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any business in competition with the business of the Company, as such business now exists or as it may exist at the time of the termination of the Executive’s employment with the Company for whatever reason; provided, however, that Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation.

(c) Non-Solicitation of Employees or Independent Contractors. During the Employment Period and the Non-Compete Period, the Executive shall not, directly or indirectly, solicit or attempt to induce any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his employment with, or engagement by, the Company. Likewise, during the Employment Period and the Non-Compete Period, the Executive shall not, directly or indirectly, hire or attempt to hire for another entity or person any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity.

(d) Non-Solicitation of Customers, Prospective Customers or Vendors. During the Employment Period and the Non-Compete Period, the Executive shall not, directly or indirectly, sell, assemble, manufacture or distribute products or services of the type sold or distributed by the Company to any Customer, Prospective Customer or Vendor of the Company in the Restricted Area through any entity other than the Company. The Executive acknowledges and agrees that the Company has substantial relationships with its Customers and Vendors, which the Company expends significant time and resources in acquiring and maintaining, and that the Company’s relationships with its Customers and Vendors constitute a significant and valuable asset of the Company.

(e) Non-Disclosure of Confidential Information. During and after the Employment Period, the Executive shall not, directly or indirectly, without the prior written consent of the CEO, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of the duties of Executive as an employee of the Company, disclose or use for the benefit of himself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of the Company. If Executive is legally required to disclose any Confidential Information, Executive will notify the Company prior to doing so by providing Company with written notice ten (10) business days in advance of the intended or compelled disclosure. Notice shall be provided as defined in Section 7 below.

(f) Need for Restrictions. The Executive acknowledges and agrees that each of the restrictive covenants contained in this Section 7 is reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, the need to protect the Company’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors and agents. The Executive also acknowledges and agrees, as set forth in Section 7(h) below, that the Company may obtain a temporary and/or permanent injunction to restrain any violations or, or otherwise enforce, the restrictive covenants contained in this Section 7.

(g) Ownership by Company. The Executive acknowledges and agrees that any of his work product created, produced or conceived in connection with his association with the Company shall be deemed work for hire and shall be deemed owned exclusively by the Company. The Executive agrees to execute and deliver all documents required by the Company to document or perfect the Company’s proprietary rights in and to the Executive’s work product.

(h) Breach of Restrictive Covenants. In the event of a breach by the Executive of any restrictive covenant set forth in this Section 7, the Executive agrees that such a breach would cause irreparable injury to the Company, and that if the Company shall bring legal proceedings against the Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond, damages, attorneys’ fees, and costs.

(i) Successors and Assigns. The Company and its successors and assigns may enforce these restrictive covenants.

(j) Construction, Survival. If the period of time, area, or scope of restriction specified in this Section 7 should be adjudged unreasonable in any proceeding, then the period of time, area, or scope shall be reduced so that the restrictions may be enforced as is adjudged to be reasonable. If the Executive violates any of the restrictions contained in this Section, the restrictive period shall be tolled during the time that the Executive is in violation. All the provisions of this Section 7 shall survive the term of this Agreement and the Executive’s employment with the Company.

8. Return of Company Property. All of the Company’s products, Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Executive while in the employ of the Company, whether prepared by the Executive or coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned to the Company promptly upon the Executive’s separation from the Company. The Executive’s obligations under this Section 8 shall exist whether or not any of these materials contain Confidential Information. The Executive shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information has been retained by the Executive in any form.

9. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when transmitted by facsimile with receipt confirmed, or one day after delivery to an overnight air courier guaranteeing next day delivery, addressed as follows:

If to the Executive:	Frank Pazera
6304 Marina Pointe Circle
Hixson, TN 37343
Telephone: (423) 842-6049

If to the Company:	NeoMedia Technologies, Inc.
Two Concourse Pkwy, Suite 500
Atlanta, GA 30328
Telephone: (678) 638-0460
Fax: (678) 638-0466

With a copy to	Kirkpatrick & Lockhart Preston Gates Ellis LLP
201 S. Biscayne Ave., Suite 2000
Miami, Florida 33131
Telephone: (305) 539-3300
Fax: (305) 358-7095
Attention: Clayton E. Parker

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. Assignment. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such successor.

12. Tax Withholding. All amounts payable hereunder (including any non-cash benefits) shall be subject to all applicable tax withholdings.

13. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15. Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Florida (without reference to the choice of law provisions of Florida law).

16. Limitation on Liabilities. If either party is awarded any damages as compensation for any breach or action related to this Agreement, or any other cause of action based in whole or in part on any breach of any provision of this Agreement, such damages shall be limited to contractual damages and shall exclude (i) punitive damages, and (ii) consequential and/or incidental damages (e.g., lost profits and other indirect or speculative damages).

17. Entire Agreement. This Agreement contains the entire agreement and understanding between the Company and the Executive with respect to the employment of the Executive by the Company as contemplated hereby, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. This Agreement shall not be changed unless in writing and signed by both the Executive and the CEO of the Company.

18. The Executive’s Acknowledgment. The Executive acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement and has been advised to do so by the Company, and (b) that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

NEOMEDIA TECHNOLOGIES, INC.

/s/ William J. Hoffman
Name: William J. Hoffman
Title: CEO

EXECUTIVE

/s/ Frank Pazera
Frank Pazera

SCHEDULE 1

Company/Group	Position

Tatum, LLC	Partner